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                                                                 EXHIBIT 3(o)(1)

                           CERTIFICATE OF AMENDMENT

                      OF CERTIFICATE OF INCORPORATION OF

                     ICF KAISER OVERSEAS ENGINEERING, INC.



     ICF Kaiser Overseas Engineering, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), hereby does certify:

     FIRST:   That the Sole Director of the Corporation, by the written consent filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment of the Certificate of Incorporation of the Corporation:

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Section 1.01 in its entirety and inserting in its place the following new language:

     Section 1.01.  Name.  The name of the Corporation is Kaiser Overseas
     ------------   ----
Engineering, Inc.

     SECOND:   That in lieu of a meeting and vote of the stockholders, the sole stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, ICF Kaiser Overseas Engineering, Inc. has caused this Certificate to be signed by S. Robert Cochran, its Sole Director, this 19th day of October, 1999.


                                    ICF Kaiser Overseas Engineering, Inc.



                                    By:    /s/ S. Robert Cochran
                                         ------------------------------------
                                               S. Robert Cochran